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Exhibit 6.1

LICENSE AGREEMENT

        THIS AGREEMENT is made effective November 1, 2002, by and between ACQUIRED INTELLIGENCE INC., having an office at Suite 205-1095 McKenzie Avenue, Victoria, British Columbia V8P 2L5 (the "Licensor") and CLINICAL INTELLIGENCE INC., having an office at Suite 102-1629 York Street, Denver, Colorado, 80206, USA (the "Licensee")

        WHEREAS:

        A.    The Licensor, a Canadian corporation, is a software development corporation specializing in a branch of artificial intelligence known as expert systems or knowledge based systems.

        B.    The Licensor has developed a knowledge acquisition system and expert system development package, ACQUIRE®, for the development of expert system and business rule applications. It is designed for use by application developers and experts alike and;

        C.    The Licensor has also developed a software development kit, ACQUIRE®-SDK, for the integration of ACQUIRE® applications with existing software, the development of proprietary deployment interfaces and for deployment of the ACQUIRE® applications over the web;

        D.    The Licensee, a Colorado corporation, is a service corporation formed to acquire innovative concepts, market and exploit them on a world wide basis;

        E.    The Licensor wishes to license the ACQUIRE® and ACQUIRE®-SDK software products to the Licensee, and the Licensee wishes to obtain a license for the ACQUIRE® and ACQUIRE®-SDK software products from the Licensor, all upon and subject to the terms of this Agreement:

        NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the mutual covenants and agreements set forth in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the parties), the parties hereby agree as follows:

1.     INTERPRETATION

        1.1   Defined Terms. In this Agreement, the following terms will have the following meanings:

    (a)
    "Affiliates" means, with respect to either party, any corporation which is directly or indirectly Controlled by that party;

    (b)
    "Agreement" means this Agreement and any Schedules or Appendices attached hereto.

    (c)
    "Effective Date" means the date in which the terms and conditions of this Agreement shall be effective, namely, November 1, 2002

    (d)
    "Software" means the ACQUIRE® and ACQUIRE®-SDK software products described in Schedule A hereto including the knowledge acquisition and expert system code, together with any documentation, modifications or enhancements thereto or further developments thereof; and

    (e)
    "Maintenance and Support Agreement" means an agreement between the parties setting forth the terms and conditions by which the Licensor will support and maintain the Software.

        1.2   Designations and Number. Words importing the singular or masculine include the plural, feminine or common gender and vice versa, where the context so requires.

        1.3   Headings and Division. The division of this Agreement into Articles, Sections and Subsections and the insertion of headings are for convenience of reference only and will not affect the interpretation of this Agreement.

        1.4   Entire Agreement. This Agreement (including the Schedules attached hereto) constitutes the entire agreement between the parties with respect to the subject matter hereof and thereof and merge all prior communications, understandings and agreements between the parties, whether written or oral, and there are no other warranties, conditions, representations or other agreements between the parties in connection with the subject matter of this Agreement.

        1.5   Severability. If any provision of this Agreement is held to be unenforceable for any reason, then such provision will be deleted and the remaining provisions will continue in full force and effect. The parties will in good faith negotiate a mutually acceptable and enforceable substitute for the unenforceable provision, which substitute will be as consistent as possible with the original intent of the parties.

        1.6   Governing Law and Attornment. This Agreement shall be construed and enforced in accordance with the laws of British Columbia and the laws of Canada applicable therein and the parties agree to submit to the sole, original and exclusive jurisdiction of the courts of British Columbia (and the Supreme Court of Canada, as applicable).

2.     GRANT OF LICENSE

        2.1   Grant of License.

    (a)
    Licensor hereby grants to the Licensee a perpetual, exclusive, transferable, world-wide license (the "License") to use, display, market, promote, distribute, and sublicense the Software in accordance with the terms of this Agreement. This License includes the right to reproduce the Software in machine-readable form, in as many copies as the Licensee may determine from time to time, in order to enable the Licensee to exploit the Software in the manner permitted by this Agreement.

    (b)
    Licensor retains the right to use the Software for other software development work or contracts and the right to modify the Software for carrying out other software development work or contracts. The Licensee shall not be entitled to any payments for such development work or contracts undertaken exclusively by the Licensor.

    (c)
    Licensor retains the right to make modifications, enhancements and improvements to the Software. The Licensee may request the Licensor to make changes to the Software and the terms and conditions of any such modifications, enhancements and improvements shall be subject to a separate agreement between the Licensor and Licensee at the then current commercial rates of the Licensor.

    (d)
    Until such time as the Licensee is fully funded, the Licensor shall undertake the marketing and sales, and support and training of the Software on behalf of the Licensee. The Licensor shall pay the Licensee sixty percent (60%) of the gross revenue received from sale of the Software minus bank charges and third party commissions and twenty percent (20%) of gross revenue received from support and training agreements for the Software minus bank charges and third party commissions. The payment of these revenues by the Licensor to the Licensee shall be made through quarterly payments every year.

        2.2   Restrictions on the License. Except as otherwise authorized by this Agreement or in writing by the Licensor, the Licensee will not:

    (a)
    transfer, sell or assign the Software without the written consent of the Licensor;

    (b)
    translate, adapt, vary or modify the Software without the express written consent of the Licensor;

    (c)
    remove any copyright, trademarks markings, notices or labels from the Software;

    (d)
    disassemble, decompile, reverse engineer or create derivative works based on the Software, except as such incidental decompilation may be required solely to achieve interoperability of the Software with third party software and provided that the information acquired by the Licensee in doing such decompilation is used only in connection therewith and will not be disclosed to any person, firm or corporation other than the Licensor;

    (e)
    use the Software, or any information obtained from any decompilation thereof pursuant to Subsection 2.2(d) to create any software or other product that is substantially similar to the Software or Technology or otherwise in violation of the Licensor's copyright therein; or

    (f)
    use the Software or disclose all or any part of thereof (including but not limited to program listings, object code listings, source code listings, object code or source code) in any manner not expressly permitted by this Agreement.

        2.3   Licensor Retained Rights. The Licensor retains all rights in and to the Software not expressly forming part of this Agreement.

        2.4   Service Work. In the event that the Licensee wishes the Licensor to undertake any service work secured by the Licensee, the Licensee shall sub-contract with the Licensor in accordance with separate agreement(s) that meet the specific requirements of the work and at the Licensor's applicable commercial rates at the time of execution of the separate agreement.

        2.5   Sublicense. The Licensor hereby grants the Licensee the right to sublicense the Software world-wide including the right to sublicense all or any part of the rights granted to the Licensee under this Agreement. The Licensee acknowledges and agrees that its right to sublicense the Software pursuant to this Agreement is subject to full and continuing compliance with the following terms and conditions:

    (a)
    each sublicense will be in writing and will be submitted to the Licensor for approval not less than 30 days prior to the effective date of the agreement, unless otherwise agreed in writing by the Licensor;

    (b)
    the Licensee will not grant or purport to grant to a sublicensee any rights in or to the Software not in accordance with this Agreement; and

    (c)
    each sublicense agreement will provide for the assignment or other transfer of the Licensee's rights, as sublicensor, to the Licensor immediately upon any termination of this Agreement.

3.     LICENSEE OBLIGATIONS

        3.1   The Licensee shall meet the sales performance targets as set out in its business plan, including twenty units of the Software in the first twelve months of the Agreement and such targets shall form part of this Agreement. The failure of the Licensee to meet these sales performance targets may result in termination in accordance with the provisions of Section 10(1)(d) below.

        3.2   In connection with the License, the Licensee will use reasonable commercial efforts:

    (a)
    to sublicense the Software to end users in accordance with the Software License Agreement (Schedule B);

    (b)
    to enter into agreements with end users of the Software for the development of custom applications; and

    (c)
    to enter into agreements with end users of the Software for the provision of training, consulting, technical support and software maintenance.

Subcontracts to the Licensor for development of custom applications, training or consulting will be subject to separate agreements.

4.     FUTURE DEVELOPMENT OF THE SOFTWARE

        4.1   Future Developments. The parties acknowledge that the Licensee's proposed future development of the Software includes the following:

    (a)
    ongoing enhancement and adaptation of the Software culminating in new releases; and

    (b)
    extension of the range of data types that the Software handles and extension of the knowledge representation scheme and knowledge acquisition system to facilitate use of the new data types.

The Licensee acknowledges and agrees that such future developments are subject to obtaining full funding. The Licensee further acknowledges and agrees that the Licensor will have no obligation to proceed with such future developments.

        4.2   Developments at Request of Licensee. If the Licensee wishes to request modifications or enhancements to or further developments of the Software that are outside of the scope of services to be provided to the Licensee pursuant to the Maintenance and Support Agreement, then it will give written notice to the Licensor setting out the nature and extent of such modifications, enhancements or further developments in reasonable detail. If the Licensor determines to proceed with some or all of the modifications, enhancements or further developments requested by the Licensee, then the specific terms and conditions of such development, including the timetable for development, criteria for acceptance and the consideration to be paid to the Licensor at current commercial rates will be the subject of a separate agreement between the parties.

5.     CONSIDERATION AND PAYMENT

        5.1   Consideration. In consideration for the grant of the License by the Licensor:

    (a)
    the Licensee shall pay to the current License holder, E-Z Natural Ltd., an initial license fee for the License of the Software of $10,000, as per the letter between E-Z Natural Ltd., Acquired Intelligence Inc. and Clinical Intelligence Inc., dated September 7, 2002 (Schedule C).

    (b)
    Upon achieving full funding, the Licensee shall pay an annual license fee for the continued use of the Software at a fee to be mutually agreed to by the parties.

        5.2   Initial License Fee. The Licensor agrees that the Licensee's obligation to pay the initial License fee may be deferred until the Licensee has secured the necessary initial operating financing. The failure of the Licensee to secure the necessary initial operating financing within a period of time agreed to by the Licensor and Licensee may result in termination of the Agreement by the Licensor. Upon securing the necessary initial operating financing, the Licensee shall pay the initial License fee to the Licensor under terms and conditions agreed to and satisfactory to the Licensor. If the Licensee fails to make any payment when due, then in addition to any other rights that the Licensor may have under this Agreement or otherwise at law or in equity, the Licensee shall pay interest on the unpaid amount of each payment at the rate of 2% per month (24% per annum) from the due date thereof until payment in full.

        5.3   Currency. All payments due under this Agreement will be paid in US dollars and will be made by wire transfer of immediately available funds to an account designated by the Licensor.

        5.4   Records. During the term of the Agreement the Licensee will keep complete and accurate records of all sublicenses of the Software. A copy of these records will be provided to the Licensor in the event that this agreement is terminated.

6.     SUPPORT

        6.1   Upon the Licensee achieving full funding, the Licensor shall perform any and all support, enhancements, extensions, adaptations to and maintenance of the Software for a period of two years for each customer of the Licensee in accordance with the terms and conditions of the Maintenance and Support Agreement to be negotiated and agreed to by the parties in return for payment of 15% of the revenue from ongoing product sales to the Licensor from the Licensee minus a 10% handling fee to be retained by the Licensee.

7.     OWNERSHIP

        7.1   Software. The Licensee acknowledges and agrees that the Licensor owns all proprietary and intellectual property rights in and to the Software, including all modifications, enhancements and improvements and that nothing in this Agreement constitutes a sale or transfer of any right, title or interest to the Licensee except as expressly set out herein. The Software is protected by Canadian and international copyright laws, multilateral and bilateral agreements and international treaties.

        7.2   Copyright and Trademark. The Licensee also agrees that this Agreement grants no right, title, or interest in, any of the proprietary information, embedded copyright or trademarks in the Software. The Licensee agrees not to:

    (a)
    Attempt to register any of the copyright or trademarks or any mark or logo substantially similar thereto; or

    (b)
    Incorporate any of the proprietary information, copyright or trademarks into other products, services, trademarks, product names, service marks, company names or domain names without the prior written consent of the Licensor.

8.     REPRESENTATIONS AND WARRANTIES

        8.1   Representations and Warranties by Licensee. The Licensee hereby represents and warrants to the Licensor as follows:

    (a)
    the Licensee has been duly incorporated and is validly existing under the laws of Colorado;

    (b)
    this Agreement constitutes a legal, valid and binding obligation of the Licensee and is enforceable against it in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to the availability of particular remedies under general equity principles;

    (c)
    the Licensee has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder;

    (d)
    the Licensee and its personnel possess the necessary skills and experience to use, display, market, promote, distribute and sublicense the Software and that such activities will be undertaken in a professional manner, by qualified personnel, in accordance with all applicable industry standards, and in accordance with the terms of this Agreement.

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LICENSE AGREEMENT